Exhibit 10.2

AMENDMENT TO 2013 RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDMENT TO 2013 RESTRICTED STOCK UNIT AGREEMENT (“Amendment”), by and between Bryn Mawr Bank Corporation (the “Corporation”) and Frederick C. Peters II (the “Grantee”), is dated as of August 20, 2014.

WHEREAS, the Corporation and the Grantee entered into a certain Bryn Mawr Bank Corporation Restricted Stock Unit Agreement For Employees (Service/Performance Based) Subject to the 2010 Long Term Incentive Plan dated August 16, 2013 (the “Agreement”); and

WHEREAS, in anticipation of the Grantee’s retirement as President and Chief Executive Officer of the Corporation, the Compensation Committee of the Board of Directors of the Corporation has resolved to allow the Grantee’s continued service as a member of the Board of Directors of the Corporation following his retirement as an employee of the Corporation to be credited towards his potential vesting in the restricted stock units granted to him under the Agreement.

NOW, THEREFORE, the Corporation and the Grantee hereby agree to amend the Agreement in the following respects:

1. Section 3.a. of the Agreement shall be revised to read as follows:

a. Vesting Period. Vesting of the RSUs is subject to the completion of continued service by the Grantee from the Date of Grant to August 15, 2016 (the “Vesting Period”). The RSUs will vest upon expiration of the applicable Vesting Period and achievement of the Performance Goals as defined in subsection 3.b., but only if the Grantee remains continuously employed by the Corporation or continues to serve as a member of the Board of Directors of the Corporation through the end of the applicable Restricted Period or as otherwise provided herein.

2. The first and second sentences of Section 5 of the Agreement shall be revised to read as follows:

5. Death, Disability or Retirement. In the event the Grantee shall both (a) cease to be an employee of the Corporation by reason of normal or late retirement, early retirement with the consent of the Compensation Committee, a transfer by the Grantee in a spinoff, death, or total and permanent disability as determined by the Compensation Committee, and (b) cease to be a member of the Board of Directors of the Corporation with the consent of the Compensation Committee, or by reason of death or total and permanent disability as determined by the Compensation Committee, then the service-period requirement on a fraction of the Grantee’s RSUs will be deemed to have been fulfilled. The numerator of such fraction with respect to the RSUs shall be greater of (x) the number of full calendar months that have elapsed in the Vesting Period prior to Grantee’s cessation of employment as described in clause (a), or (y) the number of full calendar months that have elapsed in the Restricted Period prior to the Grantee’s cessation of service as a member of the Board of Directors of the Corporation as described in clause (b), and the denominator shall be the number of months in the Vesting Period.

3. Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This

Amendment shall be governed by the provisions of the Agreement, as amended by this Amendment, which provisions are incorporated herein by reference. This Amendment shall become effective upon its execution, which may occur in one or more counterparts and by electronic or facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by a duly authorized officer, and the Grantee has hereunto set his hand, effective as of this 20th day of August, 2014.

BRYN MAWR BANK CORPORATION

By:	/s/ Geoffrey L. Halberstadt
Name:	Geoffrey L. Halberstadt
Title:	Corporate Secretary

GRANTEE

/s/ Frederick C. Peters
Fredrick C. Peters, II